EXHIBIT 10.2

Consent and Agreement of Sheila Cunningham

Regarding Series A Preferred Stock

I consent and agree to having my holding of common stock of Evil Empire Designs, Inc., a Nevada corporation (“Evil Empire Designs”), being reduced and otherwise diluted to less than 50% of the outstanding shares of common stock of Evil Empires Designs in consideration for the issuance to me of one (1) share of Series A Preferred Stock of Evil Empire Designs, which will vest stockholder voting control of Evil Empire Designs with me.

Dated: June 14, 2023	/s/ Sheila Cunningham
Sheila Cunningham

Agreement of Evil Empire Designs, Inc:

Dated: June 14, 2023	EVIL EMPIRE DESIGNS, INC.

	By:	/s/ Sheila Cunningham
	Name:	Sheila Cunningham
	Title:	President and Chief Executive